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                                                                     EXHIBIT 5.2

                     [LETTERHEAD OF GOODWIN & GOODWIN, LLP]

                                              January 30, 2002

Wheeling Island Gaming, Inc.
1 South Stone Street
Wheeling, West Virginia 26003

Ladies and Gentlemen:

    We have acted as regulatory counsel to Wheeling Island Gaming, Inc., a Delaware corporation (the "Company"), in connection with the Company's proposed offer to exchange $125,000,000 aggregate principal amount of its 10 1/8% Senior Exchange Notes due 2009 (the "New Notes") for all of its outstanding 10 1/8% Senior Notes due 2009 (the "Old Notes"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Company's Registration Statement on Form S-4 (the "Registration Statement"), as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the New Notes.

    In formulating our opinion herein, we have reviewed the Registration Statement and such certificates, records and other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In conducting such review for purposes of rendering our opinion, we have not conducted an independent investigation of any of the facts set forth in the Registration Statement, certificates, records or any other documents, and have, consequently, relied upon the Company's representations that the information presented in such certificates, records or other documents or otherwise furnished to us accurately represent and completely describe all material facts relevant to our opinion herein, and upon the authenticity of documents submitted to us as originals or certified copies, the accuracy of copies, the genuineness of all signatures and the legal capacity of all natural persons. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

    The opinion set forth in this letter is based on relevant provisions of the West Virginia Racetrack Video Lottery Act and other provisions of West Virginia law and interpretations of the foregoing as expressed in court decisions, administrative determinations and the legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion. In addition, our opinion is based on certain factual representations and assumptions described herein. Any change occurring after the date hereof in, or a variation from, any of the foregoing bases for our opinion could affect the conclusion expressed below.

    On the basis of the foregoing, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the statements made in the Registration Statement under the caption "Government Regulation", insofar as such statements purport to summarize certain laws and regulations that affect the Company or legal conclusions with respect thereto, constitute a fair summary of such laws and regulations.

    In addition, each of the Guarantors is validly existing as a corporation in good standing under the laws of the State of West Virginia. Each of the Guarantors has the corporate power and authority to enter into the Guarantees. The execution, delivery and performance of each Guarantee by the Guarantor party thereto has been duly authorized by all requisite corporate action on the part of such Guarantor, and each Guarantee has been duly executed and delivered by the Guarantor party thereto.

    We hereby consent to the filing of this opinion as Exhibit 5.2 and
Exhibit 23.2 to the Registration Statement and to the references to Goodwin & Goodwin, LLP under the caption "Legal Matters" in the Registration Statement.

                                          Very truly yours,
                                          /s/ Goodwin & Goodwin, LLP